Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California Municipal Bond Fund, a series of Nuveen Multistate Trust I
811-07755


A special meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012.
At this meeting shareholders were asked to vote on an Agreement and Plan of Reorganization for the Nuveen California Municipal Bond Fund 2 and the
Nuveen California Tax Free Fund to reorganize into the Nuveen California Municipal Bond.

Voting results are herein incorporated by reference from the SEC filing on May 7, 2012, under Conformed Submission Type N-CSR, accession number 0001193125-12-214401.

Proxy materials are herein incorporated by reference to the SEC filing on January 18, 2012, under Conformed Submission Type N 14, accession number 0001193125-12-015572.